Exhibit 4(oo)


                          Dated October 28, 2004



                    (1)    ASIAN MOTION LIMITED


                    (2)    LEHMAN BROTHERS ASIA LIMITED



                  -------------------------------------------------

                               PLACING AGREEMENT
                                  relating to
                            shares in the capital of
                  PACIFIC CENTURY PREMIUM DEVELOPMENTS LIMITED

                  -------------------------------------------------








                                                       RICHARDS BUTLER
                                                       20/F, Alexandra House
                                                       16-20 Chater Road
                                                       Central
                                                       Hong Kong

THIS AGREEMENT is dated October 28, 2004 and made


BETWEEN:

1. ASIAN MOTION LIMITED, a company incorporated in the British Virgin Islands and whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the "Vendor");

2. LEHMAN BROTHERS ASIA LIMITED, whose principal place of business in Hong Kong is at Level 38, One Pacific Place, 88 queensway, Hong Kong (the "Placing Agent").


WHEREAS the Vendor [(together with its associates)] is the beneficial owner of Placing Shares (as defined below) and the Vendor has agreed to appoint the Placing Agent as placing agent for the purpose of procuring, as agent of the Vendor, purchasers for the Placing Shares on the terms and subject to the conditions set out in this Agreement,


THE PARTIES AGREE THAT:

1.   INTERPRETATION

1.1  Definitions: In this Agreement and the Introduction:

     "Accounts"                  the audited consolidated profit and loss
                                 accounts of the Property Group for the
                                 financial year ended on the Accounts Date and the audited consolidated balance sheet of the Property Group as at the Accounts Date, both as set out in Appendix I of the circular issued by the Company dated 2nd April, 2004;

     "Accounts Date"             31st December, 2003;

     "Associates"                the meaning given to that term in the Listing
                                 Rules;


     "Business Day"              any day (excluding a Saturday) on which banks
                                 generally are open for business in Hong Kong;

     "CCASS" the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Company Limited;

     "Companies Ordinance"       the Companies Ordinance (Cap. 32 of the Laws
                                 of Hong Kong);

     "Company"                   Pacific Century Premium Developments Limited
                                 (stock code: 432), a company whose Shares are listed on the Stock Exchange;

     "Completion"                completion of the Placing in accordance with
                                 Clause 4;

     "Group" the Company and its Subsidiaries and the expression "member of the Group" shall be construed accordingly;

     "HK$"                       Hong Kong currency;

     "Hong Kong"                 the Hong Kong Special Administrative Region of
                                 the People's Republic of China;

     "Listing Rules"             the Rules Governing the Listing of Securities
                                 on The Stock Exchange of Hong Kong Limited;

     "Placee" any institutional investor procured by the Placing Agent to purchase any of the Placing Shares pursuant to the Placing Agent's obligations hereunder;

     "Placing"                   the offer by way of a private placing of the
                                 Placing Shares procured by the Placing Agent to selected investors on the terms and subject to the conditions set out in this Agreement;

     "Placing Announcement"      the press announcement in the agreed form
                                 proposed to be issued by the Company and the Vendor jointly immediately following the execution of this Agreement;

     "Placing Completion Date"   1st November, 2004 or such other date as the
                                 Vendor and the Placing Agent shall agree in writing;

     "Placing Period"            the period commencing upon the execution of
                                 this Agreement and terminating at 2:00 p.m. on the Business Day prior to the Placing
                                 Completion Date, unless terminated earlier pursuant to the terms of this Agreement;

     "Placing Price"             the price of HK$2.18 per Placing Share;

     "Placing Shares"            118,000,000 Shares;

     "Property Group"            has the meaning ascribed thereto in the
                                 circular issued by the Company dated 2nd
                                 April, 2004

     "Regulation S"              Regulation S under the US Securities Act;

     "Shares" fully paid ordinary shares of HK$0.10 each in the capital of the Company;

     "SFC"                       the Securities and Futures Commission of Hong
                                 Kong;

     "Stock Exchange"            The Stock Exchange of Hong Kong Limited;

     "Subsidiary"                has the same meaning as in Section 2 of the
                                 Companies Ordinance;

     "Takeovers Code"            Hong Kong Code on Takeovers and Mergers;

     "Transfer Documents"        has the meaning given to it in Clause 4.1;

     "United States"             has the meaning given in Regulation S; and

     "US Securities Act"         the United States Securities Act of 1933, as
                                 amended.

1.2 Agreed Form: Any reference to a document being "in the agreed form" means in the form of a document or and the draft thereof signed for identification on behalf of the Vendor and the Placing Agent with (in the case of a draft) such alterations (if any) as may be agreed between the Vendor and the Placing Agent.

1.3 Reference: References in this Agreement to persons include references to bodies corporate and references to the singular include references to the plural and vice versa. References to "Clauses" are references to the clauses of this Agreement.

1.4 Headings: Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.


2.   APPOINTMENT OF PLACING AGENT

2.1 Appointment: The Vendor hereby agrees to appoint the Placing Agent and the Placing Agent, relying on the representations, warranties and undertakings herein contained, agrees to act as the placing agent for the Vendor in connection with the Placing on the terms provided for in this Agreement.

2.2 Placing Agent's powers: The Vendor hereby confirms that this appointment confers on the Placing Agent, in accordance with the provisions hereof, all powers, authorities and discretion on behalf of the Vendor which are necessary for, or reasonably incidental to, the Placing (including, without limiting the foregoing and if necessary, the completion of the relevant contract notes on behalf of the Vendor and the submission of such contract notes and other documents for stamping and registration).

2.3 Sub-placing agents: The Placing Agent may in turn appoint other sub-placing agents to procure purchasers for the Placing Shares. The Placing Agent confirms and undertakes that it shall require any sub-placing agent or other person through whom it may effect the Placing or offer any Placing Shares to observe the provisions of this Agreement. Any transaction legally, properly and reasonably carried out by the Placing Agent (and any sub-placing agent) shall constitute a transaction carried out at the request of the

          Vendor and as its agent and not in respect of the Placing Agent's own account.

2.4  Information: The Vendor shall:

     (a) provide to the Placing Agent, at its request, with all such information known to it or which on reasonable enquiry ought to be known to it and relating to the Group as may be reasonably required by the Placing Agent in connection with the Placing for the purposes of complying with all requirements of applicable law or of the Stock Exchange or of the SFC; and

     (b) promptly provide to the Placing Agent particulars of every significant new matter known to them which is in their reasonable opinion capable of materially affecting assessment of the Placing Shares in the context of the Placing which arises between the date hereof and 12:00 noon on the Placing Completion Date.

2.5 The Vendor shall sell the Placing Shares to be sold pursuant to the Placing free from all liens, charges and encumbrances and together with all rights attaching to them as of the Placing Completion Date, including the right to receive all dividends declared, made or paid after the Placing Completion Date.

2.6 Further assurances: The Vendor undertakes with the Placing Agent that it shall do all such other acts and things as may be reasonably required to be done by it to carry into effect the Placing in accordance with the terms of this Agreement.


3.   PLACING AGENT'S UNDERTAKINGS

3.1 Placing: The Placing Agent undertakes on or before the end of the Placing Period to procure purchasers for, or failing which to purchase itself, all of the Placing Shares at the Placing Price (together with such Hong Kong stamp duty, SFC transaction levy and Stock Exchange transaction levy as may be payable by buyers).

3.2 Placees: The Placing Shares shall be offered by the Placing Agent to the Placees in board lots of the Shares. The choice of Placees for the Placing Shares shall be determined solely by the Placing Agent, subject to the requirements of the Listing Rules (in particular, the Placing Agent shall use all reasonable endeavours to ensure that Placees shall be third parties independent from the Vendor and its Associates and the directors, chief executive or substantial shareholders of the Company or its Subsidiaries or any of their respective Associates and shall not be parties acting in concert with the Vendor for the purposes of the Vendor for the purposes of the Takeovers Code). If there should be less than six Placees, the Placing Agent shall procure that all necessary consents are obtained from the Placees for the publication of their identities as required by Rule 13.28(7) of the Listing Rules, and shall use its best endeavours to ensure that such information is available for incorporation in the Placing Announcement so that no separate or further announcement is required to be made by the Company in respect thereof.

3.3 Placee details and Transfer Documents: To the extent any transfer of Placing Shares will not be settled by book-entry settlement through CCASS, by no later than 2:00 p.m. on the Business Day prior to the Placing Completion Date, the Placing

     Agent shall deliver to the Vendor a schedule showing details of the Placees including their names, the number of Placing Shares purchased by each Placee, country of incorporation (if a corporation), addresses (or registered address if a corporation), and as soon as practicable thereafter and in any event not later than 12:00 noon on the third Business Day thereafter deliver to the Stock Exchange and, if required under the Takeover Code, the SFC such substantially completed details of the Placees in the form from time to time prescribed by them.

3.4 Oral contracts: Without limitation to Clause 3.5, the Placing Agent undertakes that the Placing shall be effected by telephone conversations leading to concluded contracts which shall then be confirmed by letter of confirmation. The Placing Agent undertakes that the terms and conditions on which each Placee will purchase Placing Shares, and the number of such Shares to be purchased, are covered in precise terms and agreed with each Placee and to be in substantially the same form as the letter of confirmation and will not make any representation in connection with the Placing Shares other than contained in the Placing Announcement or previously approved by the Vendor.

3.5 Compliance with laws: The Placing Agent confirms and undertakes to the Vendor and the Company that:

     (a) it will not, directly or indirectly, engage in price stablisation in relation to the Placing;

     (b) it will not, directly or indirectly, offer, sell or deliver any Placing Shares or distribute or publish any documents (including, without limitation, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document calculated to invite or lead to offers or agreements being made to purchase Placing Shares) in any country or jurisdiction except such as, and under circumstances that, will not result in or constitute a breach by it of any applicable laws and regulations provided that this will not apply where the breach arises, directly or indirectly, by reason of (i) a breach by the Vendor or by the Company of a representation, warranty or undertaking in Clause 7.1 or
          (ii) any public written information or statements issued by the Vendor or the Company;

     (c) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Placing Shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or as agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of such term as used in the Companies Ordinance (Cap. 32 of the Laws of Hong
          Kong);

     (d) (i) it has not offered or sold and, prior to the expiry of the period of six months from the Placing Completion Date, will not offer or sell any Placing Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) relating to the Placing Shares in circumstances in which section 21(1) of the FSMA does not apply; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done or to be done by it in relation to the Placing Shares in, from or otherwise involving the United Kingdom;

     (e) (i) it acknowledges that the Placing Shares have not been and will not be registered under the US Securities Act, and have not been and may not be offered or sold in the United States or to or for the account or benefit of US persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act; it has not offered or sold, and will not offer or sell, any Placing Shares outside the United States except in offshore transactions (as defined in Regulation S) in accordance with Rule 903 of Regulation S including complying with the offering restrictions required of Regulation S;; accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as such term is defined in Regulation S) with respect to the Placing Shares or any Shares;; and (ii) it will offer or sell the Placing Shares (A) as part of their distribution at any time, or (B) otherwise until 40 days after the later of the commencement of the offering of the Placing Shares and the Placing Completion Date (the "Restricted Period"), only to or for the benefit of persons other than US persons in accordance with Rule 903 of Regulation S under the US Securities Act and, at or prior to the confirmation of a sale of the Placing Shares, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Placing Shares from it or through it during the restricted period a confirmation or other notice setting forth the restrictions on offers and sales of Placing Shares within the United States or to, or for the account or benefit, of U.S. persons.

3.6 No representations: The Placing Agent confirms and undertakes that it has not made and shall not make to any person to whom Placing Shares may be offered any representation or statement regarding the Placing Shares, the Company, the Group or the financial or business position or prospects of the Company or the Group which (i) is not contained in the Placing Announcement or (ii) is not, at the time of making the same, general public knowledge in the marketplace.


4.   COMPLETION

4.1 Vendor's obligations: By no later than 2:00 p.m. on the Business Day prior to the Placing Completion Date, the Vendor shall deliver to the Placing Agent to facilitate settlement on the Placing Completion Date:

     (a) the instruments of transfer (to the extent any transfer of Placing Shares will not be settled by book-entry settlement through CCASS) (the "Transfer Document") in respect of the Placing Shares duly executed by or on behalf of the legal and beneficial owners of the Placing Shares;

     (b) if the transfer of some or all of the Placing Shares is not to be settled by book-entry settlement through CCASS, the share certificate(s) for the relevant Placing Shares; and

     (c) if the transfer of some or all of the Placing Shares is to be settled by book-entry settlement through CCASS, evidence satisfactory to the Placing Agent that the Vendor has given an irrevocable delivery instruction to effect a book-entry settlement on the Placing Completion Date of the Placing Shares through CCASS to credit to the CCASS stock account of the Placing Agent, which the Placing Agent shall have notified the Vendor on the date of this Agreement.

4.2 Placing Agent's obligations: Against compliance by the Vendor with its obligations under Clause 4.1, the Placing Agent (or its nominees or agents) shall, in respect of the Placing Shares, on or before 2:00 p.m. on the Placing Completion Date:

     (a) make or procure the making of payments to the Vendor in cleared funds in Hong Kong dollars of the aggregate Placing Price of the Placing Shares (less the amounts referred to in Clause 5.1), the payment of which shall constitute a complete discharge of the obligations of the Placing Agent to place the Placing Shares hereunder and such payment shall be made for value on the Placing Completion Date to such bank account held with a bank in Hong Kong as may be notified by the Vendor to the Placing Agent no later than 12:00 noon one Business Day before Placing Completion Date; and

     (b) (if appropriate) present the Transfer Document and the share certificates in respect of the Placing Shares to the share registrar of the Company and liase with the share registrar to issue new share certificates in the names of the Placees.


5.   PAYMENT OF FEES COMMISSIONS AND EXPENSES

5.1 Placing Agent fees and expenses: In consideration of the services of the Placing Agent in relation to the Placing, the Vendor shall pay to the Placing Agent:

     (a) provided that completion of the Placing occurs in accordance with Clause 4, in Hong Kong dollars, (i) a placing fee of [ ] per cent. of the amount equal to the Placing Price multiplied by the number of the Placing Shares and (ii) sellers brokerage at 0.25 per cent. of the Placing Price;

     (b) Hong Kong seller's ad valorem stamp duty (if any) at the relevant rate on the amount equal to the Placing Price multiplied by the number of Placing Shares;

     (c) seller's Stock Exchange trading levy, SFC transaction levy and investor compensation levy, if any, and fixed stamp duty on the instrument of transfer as may be payable in respect of the sale and transfer of the Placing Shares to the Placees, which amounts the Placing Agent is hereby authorised to deduct from the payments to be made by it to the Vendor pursuant to Clause 4.2(a).

5.2 Placing not completed: If for any reason (other than any breach by the Placing Agent of its obligations hereunder) this Agreement is terminated or the Placing is not completed, the Vendor shall remain liable for the payment of all costs and expenses referred to in Clause 5.1(b) and (c) only to the extent already incurred.

5.3 Brokerage: The Vendor hereby acknowledges that, in addition to the commissions, costs, charges and expenses referred to in Clause 5.1, the Placing Agent shall be entitled to keep for its own account any brokerage that it may receive from the Placees.

5.4 No deductions: All payments to be made by the Vendor pursuant to this Clause 5 shall be made in full without any set-off, deduction or withholding whatsoever.


6.   WARRANTIES AND UNDERTAKINGS

6.1 Warranties: In consideration of the Placing Agent entering into this Agreement and agreeing to perform its obligations hereunder to, the Vendor hereby represents, warrants and undertakes to the Placing Agent as follows:

     (a) the Vendor is the beneficial owner of the Placing Shares and has the necessary power and authority and has obtained all necessary consents to enable it to sell the Placing Shares hereunder and this Agreement constitutes valid and legally binding and enforceable obligations of the Vendor;

     (b) the Placing Shares are fully paid up, rank pari passu in all respects with the existing Shares in issue, include the right to receive all dividends and distributions which may be declared made or paid after the Placing Completion Date and the Vendor warrants that the Placing Shares are free and clear of all liens, encumbrances, equities or other third party rights;

     (c) all statements of fact contained in the Placing Announcement are true and accurate in all material respects and not misleading in any material respect in the context of the Placing and all statements of opinion, intention or expectation of the directors of the Company in relation to the Company or any of its Subsidiaries contained therein are truly and honestly held and have been made after due and careful consideration and there is no other fact or matter omitted therefrom the omission of which would make any statement therein misleading in any material respect or which is otherwise material in the context of the Placing;

     (d)  the Accounts:

          (i) have been prepared on a recognised and consistent basis and in accordance with generally accepted accounting principles, standards and practice in Hong Kong;

          (ii) comply in all material respects with all applicable ordinances, statutes and regulations and show a true and fair view of the state of affairs of the Group and of its results for the period in question;

         (iii) are not affected by any unusual or non-recurring items and do not include transactions not normally undertaken by the relevant member of the Property Group (save as disclosed in the said accounts); and

          (iv) make adequate provision for all taxation whether in Hong Kong or any other part of the world in respect of all accounting periods ended on or before the respective date for which the relevant member of the Property Group was then or might at any time thereafter become or have been liable;

     (e) since the Accounts Date, there has been no material adverse change in the Group's condition, financial or otherwise, or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) and no event has occurred which in the reasonable opinion of the Vendor may give rise to a material adverse change in such position in the foreseeable future;

     (f) (i) none of the Company nor the Vendor nor any of its or their affiliates (as defined in Rule 501(b) of Regulation D) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the US Securities Act) with respect to the Placing Shares; (ii) the Vendor, the Company, their affiliates and any person (other than the Placing Agent) acting on its or their behalf have complied with and will comply with the offering restrictions requirement of Regulation S under the US Securities Act; and (iii) the Company is a "foreign issuer" as such term is defined in Rule 902 under the US Securities Act and is not subject to the reporting requirements of the US Exchange Act;

     (g) neither the Company nor the Vendor nor any of its or their affiliates nor any person acting on its or their behalf has offered or sold, or will offer or sell, any securities under circumstances that would require the registration of any of the Placing Shares under the US Securities Act; neither the Company nor the Vendor nor any of its or their affiliates nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising within the meaning of Regulation D in connection with the offer or sale of the Placing Shares in the United States; and

     (h) the Company is required to register as an investment company as defined in the United States Investment Company Act of 1940 and will not become an open-end investment company, unit investment trust or closed-end investment company that is required to be registered under
          Section 8 of such Act.

6.2 Warranties repeated: The representations and warranties set out in Clause 6 are given as at the date hereof and shall be deemed to be repeated by Vendor as at the Placing Completion Date as if given or made at such time, with reference in each case to the facts and circumstances then subsisting. The Vendor undertakes up to and until completion of this Agreement or its earlier termination to notify the Placing Agent of any matter or event coming to its attention prior to the Placing Completion Date which would or would reasonably be considered to render or have rendered any of the representations and warranties made by it set out in Clause 6.1 untrue, inaccurate or misleading in any material respect. The Vendor shall not, and shall use all reasonable endeavours to procure that no member of the Group shall, at any time prior to or on the Placing Completion Date do or omit to do anything which may cause any of the representation and warranties made by the Vendor and set out in Clause 6.1 to be untrue in any material respect.

6.3 No claims: No claim shall be made against the Placing Agent or any person, appointed as a sub-placing agent pursuant to Clause 2.3 by the Vendor to recover any damage, cost, charge or expense which the Vendor may suffer or incur by reason of or arising from the carrying out by the Placing Agent of the work to be done by it pursuant hereto or the performance of its obligations hereunder or otherwise in connection with the Placing provided that such damage, cost, charge or expense is not suffered or incurred directly or indirectly as a result of any fraud, default or negligence on the part of the Placing Agent or in connection with a breach by the Placing Agent of the provisions of this Agreement.

6.4 No merger: The foregoing provisions of this Clause 6 shall remain in full force and effect notwithstanding completion of the Placing.


8.   GENERAL

8.1 Announcements: Save for the Placing Announcement and save as required by law or by the Stock Exchange or the SFC, each of the party hereby undertakes to use its best endeavours to procure that no public announcement or communication to the press, the Stock Exchange or the shareholders of the Company concerning the Company and/or its Subsidiaries which is material in relation to the Placing shall be made by or on behalf of the Company between the date hereof and the Placing Completion Date without prior written approval from the other parties hereto as to the content, timing and manner of making thereof, such approval not to be unreasonably withheld or delayed.

8.2 Time of the essence: Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Vendor and the Placing Agent but, as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

8.3 Waiver: No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

8.4 Assignment: No party hereto shall assign any of its rights under this Agreement (all of which shall be incapable of assignment) or purport to do so unless agreed by the other parties hereto. This Agreement shall be binding on and enure for the benefit of each party's successors and permitted assigns.

8.5 Counterparts: This Agreement may be executed in any number of counterparts by the

     Parties hereto on separate counterparts, each of which when executed shall constitute an original and all of which when taken together shall constitute one and the same document.


9.   NOTICES

9.1 Notices: All notices delivered hereunder shall be in writing in the English language and shall be communicated to the following addresses:-

     If to the Vendor:

     39th Floor, PCCW Tower
     Taikoo Place
     979 King's Road, Quarry Bay
     Hong Kong

     Fax no.:   (852) 2902 5725
     Attention: Company Secretary

     If to the Placing Agent:

     Level 38, One Pacific Place,
     88 Queensway
     Hong Kong

     Fax no.:   (852) 2860 3690
     Attention: Compliance Department


9.2 Deemed service: Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.


10.  GOVERNING LAW

10.1 Hong Kong Law: This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.

10.2 Vendor's service agent: The Vendor irrevocably appoints PCCW Secretaries Limited of 39th Floor, PCCW Tower, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong as its process agent to receive on its behalf service of process of any proceedings in Hong Kong. If for any reason the process agent ceases to be able to act as process agent or no longer has an address in Hong Kong, the Vendor irrevocably agrees to appoint a substitute process agent with an address in Hong Kong acceptable to the Placing Agent and to deliver to the Placing Agent a copy of the substitute process agent's acceptance of that appointment within 30 days. In the event that the Vendor fails to appoint a substitute process agent, it shall be effective service for the Placing Agent to serve the process upon the last known address in Hong Kong of the last known process agent for that Vendor notified to the Placing Agent notwithstanding that such process agent is no longer found at such address or has ceased to act provided that a copy of the proceedings is also sent to that the Vendor's current registered office or principal place of business wherever situated. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.


AS WITNESS the hands of the duly authorised representatives of the Parties on the day and year first before written.

                                 EXECUTION PAGE


SIGNED by                           )
                                    )
for and on behalf of                )
ASIAN MOTION LIMITED                )
in the presence of                  )










SIGNED by                           )
                                    )
for and on behalf of                )
LEHMAN BROTHERS ASIA LIMITED        )
in the presence of                  )
Teresa Chan                         )
Compliance Manager                  )